Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-267203) of our report dated April 17, 2023, except for notes 1 and 12 for which the date is June 21, 2023, relating to the financial statements of Opti-Harvest, Inc. (the “Company”) as of December 31, 2022 and 2021 and for the years then ended, included in Opti-Harvest, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

June 21, 2023